UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2023

PaxMedica, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41475	85-0870387
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 South Broadway, Suite 125 Tarrytown, NY	10591
(Address of principal executive offices)	(Zip Code)

(914) 987-2876

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PXMD	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 2, 2023, PaxMedica, Inc. (the “Company”) received a written notification (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”), indicating that the Company was not in compliance with the minimum closing bid price requirement set forth in the Nasdaq Listing Rules for The Nasdaq Capital Market. Nasdaq Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the closing bid price of the Company's common stock for the 30 consecutive business days from June 20, 2023, to August 1, 2023, the Company no longer meets the minimum bid price requirement.

The Notice has no immediate effect on the listing of the Company's common stock on The Nasdaq Capital Market. Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company has been granted a 180-calendar-day compliance period, or until January 29, 2024, to regain compliance with the minimum bid price requirement. During the compliance period, the Company's shares of common stock are expected to remain eligible to be listed and traded on The Nasdaq Capital Market, unless the Company is subject to delisting for a different deficiency. To regain compliance, the closing bid price of the Company's shares of common stock must meet or exceed $1.00 per share for a minimum of ten (10) consecutive business days during the 180-calendar-day grace period.

In the event the Company is not in compliance by January 29, 2024, the Company may be afforded a second 180-calendar-day grace period. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the minimum bid price requirement. If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Company’s shares of common stock will be subject to delisting.

The Company intends to monitor its closing bid price for its common stock between now and January 29, 2024, and will consider any such available options to resolve the Company's non-compliance with the minimum bid price requirement as may be necessary. No determination regarding the Company’s response has been made at this time. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or will otherwise be in compliance with other Nasdaq listing criteria.

The Notice referenced herein is separate and apart from the previously disclosed determination letter received from Nasdaq stating that the Company has not regained compliance with Listing Rule 5550(b)(2) (the “Minimum Market Value Requirement”), requiring the Company to maintain a market value of listed securities of a minimum of $35 million (or satisfy the alternative criteria) during the 180-day grace period previously granted to the Company. The Company has been granted a hearing to present its plan of compliance. The hearing request stays the suspension of trading of the Company’s common stock, and the Company’s common stock will continue to trade on The Nasdaq Capital Market until the Nasdaq hearings panel (the “Panel”) issues a decision following the hearing and through the expiration of any additional grace period granted by the Panel following the hearing. There can be no assurance that the Panel will grant our request for an additional extension period following the hearing or that the Company will be able to sustain compliance with all applicable requirements for continued listing on The Nasdaq Capital Market in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PaxMedica, Inc.

By:	/s/ Howard J. Weisman
Name:	Howard J. Weisman
Title:	Chief Executive Officer

Date: August 4, 2023